EXHIBIT 10.1

[DATE], 2020

[NAME]
[ADDRESS]

Re: Retention Letter Agreement (the “Letter Agreement”)

Dear [NAME],

In connection with the transaction (the “Transaction”) by and between Legg Mason, Inc. (together with its affiliates, subsidiaries, successors or parent companies, “Legg Mason”) and Franklin Resources, Inc. (together with its affiliates and subsidiaries, “Franklin”), we are pleased to offer you a retention incentive to encourage you to remain actively employed through the date of the closing of the Transaction (the “Closing” and such date, the “Closing Date”), subject to the terms and conditions set forth in this Letter Agreement. The period commencing on the date of this Letter Agreement through the Closing Date is referred to in this Letter Agreement as the “Retention Period”.

1.	Retention Incentive Payment.

(a)
Provided that you remain continuously employed with Legg Mason through the Closing Date, and comply with the covenants described in section 3 below, Legg Mason will pay you a one-time cash payment equal to the greater of (i) fifty percent (50%) of total compensation (base salary plus gross annual incentive compensation and, if applicable, commission received for the most recently completed fiscal year) or (ii) seventy-five percent (75%) of base salary (as in effect on the date hereof), pro-rated for the period from February 18, 2020 until the Closing Date (the “Retention Incentive”). The Retention Incentive will be paid to you no later than Franklin’s first regularly scheduled payroll date immediately following the Closing Date.

(b)
During the Retention Period, you agree to reasonably cooperate during the Transaction process including (i) continuing to satisfactorily perform your assigned job duties consistent with your position and all applicable workplace policies, and (ii) reasonably cooperating with Legg Mason to ensure the orderly transition of your job duties, responsibilities and knowledge. Any determination that you have not met these standards may only be made by the Legg Mason Chief Executive Officer or Board of Directors prior to the Closing Date.

2.	Severance Package.

(a)
You will be also eligible for severance pay and related benefits under the terms of the letter agreement entered into between you and Legg Mason dated May 21, 2019 (the “May 2019 Agreement”) if you are involuntarily terminated other than for “Cause” (as defined below) on or before September 30, 2020. If you remain employed by Legg Mason or Franklin following September 30, 2020, you will be eligible for severance pay and related benefits under the terms of the Legg Mason & Co., LLC Severance Benefits Plan for Reductions in Force, effective February 15, 2019, as such plan may be amended (the “Severance Plan”). If you are eligible for severance pay and related benefits, you will be required to sign and not revoke a separation agreement and release of claims as a condition to receiving your severance pay and related benefits.

(b)
For purposes of this Letter Agreement, and notwithstanding any otherwise applicable definition of “Cause” set forth in the May 2019 Agreement or the Severance Plan, “Cause” shall mean any one or more of the following: (i) your material breach of any material obligation to Legg Mason or your duty of loyalty to Legg Mason, (ii) willful misconduct that is materially injurious to Legg Mason, monetarily or otherwise; (iii) material violation of, or willful act or failure to act which causes Legg Mason to be in violation of, any government statute or regulation, or of the constitution, by-laws, rules or regulations of any securities or commodities exchange or a self-regulatory organization, or of the policies of Legg Mason; (iv) the entering of an order or decree or the taking of any similar action with respect to which you are substantially impaired from performing your duties or makes you ineligible from being associated with Legg Mason pursuant to Section 9 of the Investment Company Act of 1940, as amended, or Section 203(f) of the Investment Advisers Act of 1940, as amended; (v) your conviction of a felony; (vi) your willful failure to devote substantially all professional time to assigned duties and to the business of Legg Mason other than when on approved PTO or an approved leave of absence; (vii) your gross misconduct or gross negligence in the performance of duties; (viii) your failure to remain licensed to perform duties or other act, conduct or circumstance which renders you ineligible for employment with Legg Mason; or; (ix) your material misconduct or material dishonesty in connection with your employment, including any material breach or violation of Legg Mason’s policies and procedures as set forth in the Employee Handbook and Code of Conduct, including all provisions related to discrimination, harassment, and retaliation. In order for any termination to be for “Cause” hereunder other than pursuant to clause (iv) or (v), Legg Mason must provide you written notice of the grounds for a Cause termination and you must fail to materially cure such grounds within 15 days following your receipt of such notice. Any determination that you have committed an act constituting “Cause” may only be made by the Legg Mason Board of Directors prior to the Closing Date.

3.	Restrictive Covenants.

(a)
As an inducement to Legg Mason to enter into this Agreement, and as a condition of your eligibility for the benefits described in this Agreement and to preserve the goodwill associated with the business of Legg Mason, you agree that, during the Restricted Period (as defined below), you will not, directly or indirectly, for yourself or on behalf of a third party, solicit or induce any employee of Legg Mason to terminate his/her employment or to become employed elsewhere. “Restricted Period”

shall mean the period beginning on the date of this Letter Agreement and continuing until the 12-month anniversary of your termination of employment with Legg Mason (regardless of the reason for such termination). This paragraph applies in addition to any other covenants in any other agreement between you and Legg Mason, and all covenants will be applied in order to provide Legg Mason with the broadest possible protection.

(b)
You further agree that you will not disparage, defame, or otherwise represent in a negative light Legg Mason or its related entities and any of their officers, directors or employees, services, products, or processes. In addition, Legg Mason and its related entities agree, and shall use their best efforts to cause the related entities’ chief executive officers to agree, to not disparage, defame, or otherwise represent you in a negative manner and will not make or publish any statement critical of you, or in any way adversely affecting or otherwise maligning your reputation. This agreement does not bar you or the Company from communicating truthfully with a government agency or testifying, assisting or participating in any governmental investigation, proceeding or hearing conducted by a government agency, including by providing documents or other information.

(c)
You also agree that you will not disclose or authorize the disclosure of (i) the terms of this Letter Agreement or its existence, except to the extent reasonably necessary for you to obtain personal legal, accounting or taxation advice or to your immediate family members; provided that you instruct any such immediate family member or advisors of the confidential nature of such information; or (ii) any information related to the Transaction that is not publicly available, except, in the case of each of clauses (i) and (ii), as may be required by law, as permitted by applicable whistleblower legislation, or as directed or authorized by Legg Mason.

(d)
By entering into this Letter Agreement, you acknowledge that the covenants set forth in this section 3 are reasonable and properly required for the adequate protection of the interests of Legg Mason, including Legg Mason’s goodwill, confidential information, and intellectual property, and such covenants represent only a limited restraint and allow you to pursue your livelihood and occupation without unreasonable or unfair restrictions. However, if any restriction set forth in this section 3 is found by any adjudicator of competent jurisdiction to be unenforceable (for example, because it extends for too long a period of time), this Letter Agreement shall be deemed amended solely to the extent necessary to render the otherwise unenforceable restriction, and the rest of the Letter Agreement, valid and enforceable.

4.	Employment-At-Will.

(a)
Nothing contained in this Letter Agreement shall be construed as a promise of continuous employment for any definite term, including, without limitation, for the Retention Period. The employment relationship remains “at-will,” which affords either you or Legg Mason the right to terminate the employment relationship at any time for any or no reason not expressly prohibited by law.

5.	Taxes.

(a)	All compensation and benefits described in this Letter Agreement will be subject to applicable tax and other withholdings and deductions.

(b)
The provisions of this Letter Agreement are intended to be exempt from, or to comply with, Section 409A of the Internal Revenue Code (“Section 409A”). However, nothing in this Letter Agreement shall be interpreted to transfer liability for any tax from you to Legg Mason or any other individual or entity. If, upon your separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A, payable as a result of your separation from service, and would otherwise be paid within six months after your separation from service will instead be paid, without interest, in the seventh month following your separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

(c)
Notwithstanding any other provision of this Letter Agreement or any plan, arrangement or agreement between you and Legg Mason to the contrary, if any of the payments or benefits provided or to be provided by Legg Mason to you pursuant to the terms of this Letter Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is nondeductible under Section 280G of the Internal Revenue Code or subject to the excise tax under Section 4999 of the Internal Revenue Code. Any such reduction in the Covered Payments will be made first by reducing the amount of the Retention Incentive. Any determination required under this Section 5(c) shall be made by an independent accounting firm designated by Legg Mason (the “Accounting Firm”) prior to the Closing, whose determination shall be conclusive and binding upon you and Legg Mason for all purposes.

(d)
By signing this Letter Agreement you acknowledge and agree that Legg Mason does not make any representation as to the tax consequences of any compensation or benefits and that you are solely responsible for any income, employment or other taxes imposed on you with respect to any and all compensation or other benefits provided to you.

6.	Governing Law and Dispute Resolution.

(a)	This Letter Agreement will be interpreted and enforced in accordance with the laws of the State of Maryland.

(b)	In the event that you bring a legal action, or any dispute, claim or controversy relating to this Letter Agreement, your employment or the termination thereof, against Legg Mason or any party connected to Legg Mason, you agree that, at the option of Legg Mason, you will submit to arbitration. If you are associated in any capacity with a registered broker-dealer, you agree to arbitrate under the Constitution and Rules of the Financial Industry Regulatory Authority, Inc. If you are not associated with a registered broker-dealer, or the FINRA Arbitration forum is not otherwise available to you, you agree to arbitrate under the auspices of the American Arbitration Association (“AAA”) in the location of Legg Mason’s choosing pursuant to the AAA’s employment arbitration rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.

(c)
You agree that any breach or threatened breach of your obligations in section 3 of this Letter Agreement will cause Legg Mason substantial and irrevocable damage for which it would have no adequate remedy and thus agree that, in addition to all other remedies that may be available, Legg Mason shall be entitled to a temporary or permanent injunction or other equitable relief against any such breach or threatened breach, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Nothing contained herein shall be construed as prohibiting Legg Mason from pursuing any other remedies now or hereafter available at law or equity or by statute or otherwise for any actual or threatened breach of section 3.

7.	Other.

(a)	This Letter Agreement may not be modified or varied except in writing signed by you and an authorized representative of Legg Mason.

(b)
This Letter Agreement does not compel or require Legg Mason to complete the Transaction. If the Closing does not occur for any reason whatsoever, the terms of this Letter Agreement will have no force or effect and you will not be entitled to the Retention Incentive.

(c)
You acknowledge and agree that this Letter Agreement contains the entire agreement and understanding concerning the Retention Incentive between you and Legg Mason, and that it supersedes and replaces any prior agreements and representations with respect to the Retention Incentive, whether written or oral.

(d)
By signing below, you also acknowledge that you have carefully read this Letter Agreement in its entirety, that you have had an adequate opportunity to consider it and to consult with any advisors of your choice about it, that you understand all the terms of this Letter Agreement and their significance, that you are signing this Letter Agreement knowingly and voluntarily, and that you knowingly and voluntarily assent to all the terms and conditions contained herein.

* * *

Please sign and return this letter to me within seven (7) days of receipt . Please note that if you do not return the signed letter within seven (7) days, the offer described here shall be null and void unless Legg Mason determines otherwise.

Sincerely,

Carol Anthony “John” Davidson
Lead Independent Director
LEGG MASON, Inc.

So acknowledged and agreed:

Name: ____________________________________        Date: _______________